CONSENT

The undersigned hereby consents to being named in the Registration Statement filed by Cellegy Pharmaceuticals, Inc. (“Cellegy”) on Form S-4 as having been selected for appointment to Cellegy’s Board of Directors following completion of the merger of Adamis with and into Cellegy Holdings, Inc.

November 12, 2008
/s/ Richard J. Aloi
Richard J. Aloi